Exhibit 10.20

Execution Version

EMPLOYEE LEASE AGREEMENT

THIS EMPLOYEE LEASE AGREEMENT (this “Agreement”), dated as of July 1, 2025, is by and between Ligand Pharmaceuticals Incorporated, a Delaware corporation, for itself and its Subsidiaries (“Lessor”), and Pelthos Therapeutics Inc., a Nevada corporation f/k/a Channel Therapeutics Corporation, for itself and its Subsidiaries (“Lessee”). Capitalized terms used in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement (as hereinafter defined).

R E C I T A L S:

WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 16, 2025 (as amended, restated, waived, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and between Lessee, CHRO Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Lessee, LNHC, Inc., a Delaware corporation, and solely for purposes of Article III thereof, Lessor, during the period beginning on the Closing Date and ending on the Employee Transfer Date (as defined below) or, with respect to a given Employee (as defined below), such other date on which such Employee's employment with Lessor terminates in accordance with this Agreement (such period the “Employee Transition Period”), Lessee desires to avail itself of the services of the employees listed from time to time on Schedule A hereto, as the same may be amended or supplemented from time to time by Lessor and Lessee (the “Employees” and each, an “Employee”), to the extent such Persons remain employees of Lessor, and Lessor desires to make such Employees available to Lessee, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.	Services to be Provided TO LESSEE.

(a)         Subject to and in accordance with the terms of this Agreement, Lessor agrees to provide Lessee with, and Lessee agrees that in conducting its business it will utilize, the services of the Employees (the “Services”) during the Employee Transition Period. In providing the Services, the Employees shall have the same duties and functions, and will provide the same services, as the Employees had and provided to Lessor or any of its Affiliates prior to the Closing Date or as are otherwise agreed by Lessor and Lessee. Except as otherwise agreed by Lessee and Lessor, the Services shall be rendered at the same place where the Services were provided immediately prior to the Closing Date.

(b)         Until the Employee Transfer Date, each Employee shall continue as an at-will employee of Lessor while rendering the Services for Lessee under the terms of this Agreement. Employees shall be employees of Lessor for all purposes, including but not limited to: (i) verification of eligibility to work in the United States; (ii) the applicability of state and federal employment statutes, including Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, and similar statutes; (iii) the proper classification of workers, timekeeping, and the payment of minimum wage and overtime; (iv) union relations and all labor matters covered by the National Labor Relations Act; and (v) payment of federal, state, and local income, social security, unemployment, and other payroll and employment taxes.

(c)         Subject to Section 2, during the Employee Transition Period, Lessor shall be responsible for all matters relating to the Employee’s employment by Lessor, including the payment of the Employee’s compensation (including any wages, salary, overtime compensation, bonuses, or any other type of remuneration for employment) and withholding the appropriate income and employment taxes; the payment of all federal, state and local employment taxes, providing workers’ compensation coverage for the Employees; the provision of employee benefits (including but not limited to health, life, and disability insurance, vacation and holiday pay, and retirement benefits) to the extent required by law and in accordance with its applicable policies as in effect from time to time; the payment of any obligations in respect of any Lessor benefit plans in which the Employees participate; compliance with applicable laws related to the provision of benefits, including COBRA and the Patient Protection and Affordable Care Act and any reporting obligations under applicable law with respect to any of the foregoing; and the payment of any obligations in respect of any employment agreement between Lessor and any Employee.

(d)         Lessee may, without advance notice, require that an Employee immediately cease providing Services under this Agreement for cause, which shall include (i) any occurrence that renders the Employee unable to perform essential functions of his or her job; and (ii) any occurrence that causes Lessee, in its reasonable sole discretion, to conclude for any reason that it should immediately cease allowing Employee to provide Services because the Employee poses a threat to quality of Lessee’s products or services (including disruptive behavior), or the safety or wellbeing of Lessee’s staff, volunteers, or visitors. If Lessee requires that an Employee cease providing Services under this Agreement pursuant to the preceding sentence, Lessor shall use reasonable efforts to terminate the employment of such Employee as soon as reasonably practicable thereafter, in accordance with all applicable laws, and, for the avoidance of doubt, until such Employee’s employment with Lessor has terminated, Lessee shall remain responsible for paying all Lessor Employee Costs (as defined below) associated with such Employee. Lessee acknowledges that, during the Employee Transition Period, if any Employee at any time leaves the employ of Lessor or any Employee refuses to provide Services to Lessee or such Employee’s employment is otherwise terminated in accordance with Section 3, Lessor shall not be under any further obligation to provide the Services of such Employee and Lessee shall be under no obligation to utilize the Services of such Employee; provided, that in such event, if Lessee reasonably requests and Lessor agrees, Lessor will use its reasonable best efforts to find a replacement for such Employee or onboard such Employee as the Lessee designates.

(e)         Lessee shall have the authority to designate all tasks to be performed by Employees and shall have the authority to instruct and oversee Employees in the manner, means and method of accomplishing the Services; provided, however, that the Employees shall be subject to Lessor’s policies and other procedures in effect from time to time with respect to its employees, including, without limitation, those relating to the workplace, harassment, discrimination, human rights, and other conditions of employment. Subject to Section 2(b), during the Employee Transition Period, Lessor shall retain ultimate discretion to determine all terms and conditions of employment for each Employee, including without limitation decisions about whether and how to hire, discharge, promote, demote, discipline, supervise, and compensate such Employee. Lessor will consult with Lessee in the event Lessee informs Lessor of any dissatisfaction with the performance of any Employee without, however, surrendering any of Lessor’s discretion over the employment, discipline, and other conditions of employment related to said Employee. Lessor and Lessee shall each, and shall cause their respective affiliates to, comply with and abide by all applicable laws, acts, statutes and codes in the performance of this Agreement. For the avoidance of doubt, the performance of this Agreement by the Lessee shall include the Lessee’s designation of tasks to be performed by the Employees and the instruction and oversight of the Employees in the manner, means and method of accomplishing the Services.

(f)          Lessor shall act under this Agreement solely as an independent contractor and not as an agent of Lessee. This Agreement is by and between independent business entities. Lessor and Lessee acknowledge and agree that in performing the Services, the Employees are not and shall not be deemed to be employees of Lessee for any purpose. Nothing in this Agreement shall be deemed to create an employment relationship between any of the Employees and Lessee or to make Lessee a joint employer or single employer of the Employees during the Term.

2.	Fees and Expenses for Services to be Provided.

(a)         For the Services rendered by the Employees in accordance with this Agreement, during the term of this Agreement, Lessee shall be responsible for paying (A) all costs and other financial obligations (“Liabilities”) incurred by Lessor in connection with employing the Employees during the Employee Transition Period, including the employee base compensation which includes the employer’s share of payroll taxes, bonus (excluding any transaction, change in control or retention bonuses in effect prior to the Closing), the cost of the employer-paid portion of any 401(k) plan contributions, the insurance premiums charged with respect to fully insured health and welfare plans (to the extent not paid by Employees), holiday, vacation and sick pay, workers compensation insurance premiums, disability insurance, unemployment insurance, severance, and car allowances and other customary allowances paid to the Employees, and (B) all other out-of-pocket expenses, fees or costs incurred by Lessor that are attributable to the Employees (e.g., any legal fees, administrative costs, third party fees, including payroll processor fees, software licensing fees, etc.) (collectively, the “Lessor Employee Costs”). For purposes of the foregoing, legal fees shall be considered “attributable” to an Employee if incurred by Lessor (x) to defend any action, suit, proceeding, claim, or arbitration by the Employee or by or any Governmental Entity concerning the Employee, or (y) to obtain legal advice with respect to matters arising out of the Employee’s employment relationship (or the termination thereof) with Lessor.

(b)         Lessor agrees that, during the Employee Transition Period, without the prior written consent of Lessee, Lessor will not increase or decrease the compensation or benefits payable to any Employee beyond the compensation or benefits payable immediately prior to the Closing; provided, however, that Lessor shall be permitted to increase or decrease such compensation without the consent of Lessee to the extent required by applicable federal, state or local law or as a result of changes in Employee Benefit Plans made in the ordinary course of business that apply generally and are not targeted to the Employees (or dependents or beneficiaries thereof).

(c)         As promptly as practicable, but in no event later than fifteen (15) business days following the end of each Billing Period (as defined below), during the Employee Transition Period, with respect to the Services, Lessor shall deliver a statement to Lessee for such Billing Period (each, a “Fee Statement”) setting forth the amounts payable pursuant to Section 2(a) for such Billing Period, together with (i) an itemized breakdown of the Lessor Employee Costs, (ii) such other supporting documentation as may be reasonably necessary for Lessee to verify the accuracy of such Fee Statement, and (iii) the bank account into which Lessee shall make payments therefor.

(d)         No later than ten (10) Business Days following its receipt of each Fee Statement delivered hereunder Lessee shall pay Lessor the undisputed amounts payable pursuant to Section 2(a) for such Billing Period as set forth in such Fee Statement in immediately available funds to the bank account designated by Lessor in such Fee Statement. Lessee shall pay the full undisputed amount invoiced and shall not set-off or otherwise withhold any undisputed amount owed to Lessor under this Agreement on account of any obligation owed by Lessor to Lessee. If Lessee, in good faith, disputes the amounts reflected on an invoice, Lessee shall deliver to Lessor notice of such dispute, along with a reasonably detailed explanation of the basis of such dispute, on or prior to the applicable due date for such Fee Statement, and shall pay all undisputed portions of such Fee Statement in a timely manner in accordance with this Section 2(d). Representatives of the parties shall promptly engage in good faith discussions to resolve any such dispute. If the parties cannot resolve such dispute during the time period ending twenty (20) days after the date such dispute is escalated, then such disputed amounts will remain unpaid until resolved and either party may seek resolution in accordance with the provisions of Section 7(a). To the extent, as a result of the resolution of a Fee Statement dispute pursuant to this Section 2(d), Lessor and Lessee agree that any amount is due to Lessor, Lessee will pay such amount to Lessor not later than ten (10) Business Days following the resolution of such dispute.

For purposes hereof, “Billing Period” means each payroll period according to Lessor’s ordinary course payroll practices during the term of this Agreement. The leased Employees shall be considered “Consultants” of Lessee as that term is defined in the Lessee’s Amended and Restated 2023 Equity Incentive Plan.

3.	Termination of Employees.

During the Employee Transition Period, Lessor shall not terminate any Employees without the express written consent of Lessee, other than for cause (as reasonably determined by Lessor).

4.	Insurance with respect to Employees.

During the Employee Transition Period, Lessor shall maintain with respect to the Employees all insurance coverages required to be maintained for employees, including without limitation, worker’s compensation insurance, COBRA coverage, disability insurance and unemployment insurance, to the extent required under applicable local, state, and federal laws in the jurisdictions in which the Employees are employed.

5.	Term.

(a)         This Agreement shall be effective as of the Closing Date and shall continue and remain in force and effect until the earlier of (i) August 31, 2025 and (ii) the date on which Lessee has established a new payroll processing system and new medical, dental and vision benefit plans for the benefit of employees of Lessee and its Subsidiaries (the “Employee Transfer Date”); provided, however, that this Agreement may be extended or sooner terminated by mutual written agreement of the parties hereto.

(b)         The obligation of parties hereto under this Agreement shall survive the expiration, or earlier termination, of this Agreement, to the extent necessary to give full effect thereto.

6.	Indemnification

(a)         Indemnification by Lessor. Lessor agrees to indemnify and hold harmless the Lessee and its Affiliates and Subsidiaries (the “Lessee Indemnified Parties”) from and against all losses (including any indirect, special or consequential damages or lost profits, in each case, except to the extent such damages (including for lost profits) are the natural, probable and reasonable foreseeable result of the applicable indemnifiable breach) that the Lessee Indemnified Parties incur to the extent arising from: (i) any act, error, and/or omission by Lessor resulting in liability under any applicable statute governing the employment relationship between the Employees and Lessor; and (ii) Fraud (as defined below), gross negligence or willful misconduct of Lessor related to the provision of the Services under this Agreement. Notwithstanding anything herein to the contrary, the provisions of this Section 6(a) shall survive the expiration of the Employee Transition Period and termination of this Agreement.

(b)         Indemnification by Lessee. Lessee agrees to indemnify, defend and hold harmless the Lessor and its Affiliates and Subsidiaries (the “Lessor Indemnified Parties”) from and against all losses (including any indirect, special or consequential damages or lost profits, in each case, except to the extent such damages (including for lost profits) are the natural, probable and reasonable foreseeable result of the applicable indemnifiable breach) that the Lessor Indemnified Parties incur to the extent arising from Lessor’s provision of the Services under this Agreement; provided, however, that Lessee shall not be required to indemnify the Lessor Indemnified Parties from and against any losses arising out or resulting from any breach of this Agreement, Fraud, gross negligence or willful misconduct of any Lessor Indemnified Parties. Notwithstanding anything herein to the contrary, the provisions of this Section 6(b) shall survive the expiration of the Employee Lease Term and termination of this Agreement.

(c)         For purposes of this Section 6, “Fraud” means an actual (and not constructive, promissory, imputed, reckless or negligent) common law fraud under the laws of the State of Delaware.

(d)        Indemnification Procedures. Any party claiming a right to indemnification under Sections 6(a) or 6(b) (an “Indemnified Party”) shall notify the Party from whom indemnification is sought (the “Indemnifying Party”) as soon as reasonably practicable after the Indemnified Party becomes aware of such claim. In addition, the Indemnified Party shall take reasonable steps to (i) allow the Indemnifying Party to control the defense against and settlement of the claim (provided that any settlement shall be subject to the Indemnified Party’s prior written consent if and to the extent that such settlement obligates, binds or affects any property or right of the Indemnified Party or any of its Affiliates, officers, directors, employees or agents other than a payment obligation satisfied in full by the Indemnifying Party under such indemnity), and (ii) reasonably cooperate with the Indemnifying Party in the defense and settlement of such claim.

7.	MISCELLANEOUS.

(a)         Governing Law; Jurisdiction. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Any legal action or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in the state and federal courts located in the State of Delaware. Each Party expressly and irrevocably consents and submits to the jurisdiction of such state and federal courts (and each appellate court thereof) in connection with any such legal proceeding. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES AND COVENANTS THAT IT NOT WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 7(A) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7(A) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(b)          Paragraph and Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

(c)           Notices. All notices, demands and other communications to be given or delivered under this Agreement or by reason of the provisions hereunder shall be in writing (with e-mail to suffice) and shall be deemed given (a) when delivered by hand; (b) when received by the recipient if sent by a nationally recognized overnight courier (with proof of delivery); or (c) when transmitted via e mail to the e-mail address set out below (unless the sender receives a “bounceback” or other failure to deliver message notification) (or followed promptly by overnight delivery by a recognized courier or delivery service) if sent during normal business hours (8 a.m. to 5 p.m.) of the recipient, and on the next business day if sent after normal business hours of the recipient. Such notices, demands and other communications must be sent to a Party at the following addresses (or at such other address for a Party as such Party shall specify by like notice):

To Lessor:

Ligand Pharmaceuticals Incorporated

55 Heritage Drive, Suite 200

Jupiter, FL 33458

Attention: Chief Financial Officer

with copies (which shall not constitute notice) to:

Ligand Pharmaceuticals Incorporated

555 Heritage Drive, Suite 200

Jupiter, FL 33458

Attention: Chief Legal Officer

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Telephone: (617)948-6060; (212) 906-1806

Attention: Peter Handrinos; Leah Sauter

Email: peter.handrinos@lw.com; leah.sauter@lw.com

To Lessee:

Pelthos Therapeutics Inc.

4020 Stirrup Creek Drive

Durham, NC 27703

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP

1251 Avenue of the Americas

New York, NY 10020

Attention: David E. Danovitch, Esq.

Email: ddanovitch@sullivanlaw.com

Wyrick Robbins Yates & Ponton, LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attention: Kyle Still, Esq.

Email: kstill@wyrick.com

or to such other address as the party hereto to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

(d)          Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Lessee may freely assign its rights hereunder to a Subsidiary; provided, further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Lessee or the Lessor hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

(e)           Entire Agreement; Amendment and Waiver. This Agreement and the Merger Agreement and all other agreements contemplated thereby constitute the entire understanding of the parties hereto with respect to the provision of the Services and supersede all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the duly authorized written consent of Lessee and Lessor. Neither course of dealing between Lessee and Lessor nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of either party hereto.

(f)           Severability. In the event any of the provisions hereof is held by a court of competent jurisdiction to be invalid, illegal or unenforceable under applicable laws or public policy, the remaining provisions hereof will not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law. The parties further agree that, in such event, the parties will negotiate in good faith to modify and reform such provisions so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, illegal or unenforceable.

(g)          No Third Party Beneficiaries. This Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

(h)          Counterparts. This Agreement and all other documents related hereto may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the parties hereto may be evidenced by way of portable document format (.pdf) transmission, or other electronic transmission of such party’s signature, and such portable document format (.pdf) or other electronically transmitted signature shall be deemed to constitute the original signature of such party.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Richard Baxter
Name: Richard Baxter
Title: Senior Vice President, Investment Operations

[Signature Page to Employee Lease Agreement]

PELTHOS THERAPEUTICS INC.

By:	/s/ Scott M. Plesha
Name: Scott M. Plesha
Title: Chief Executive Officer

[Signature Page to Employee Lease Agreement]

SCHEDULE A

Employees